EXHIBIT 99.1

                        CBS CORPORATION COMPLETES MERGER
                        WITH KING WORLD PRODUCTIONS, INC.


           NEW YORK, Nov. 15, 1999 -- CBS Corporation (NYSE: CBS) and King World Productions, Inc. (NYSE: KWP) today announced that they have completed their previously announced merger. The announcement was made following a Special Meeting of King World stockholders, who voted to approve the transaction. Ninety-nine percent of those voting approved the merger. Under the terms of the agreement, King World stockholders will receive 0.81 of a share of CBS common stock for each share of King World common stock.

           "The closing of this merger with King World represents a significant step in our ongoing growth strategy," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation. "Along with recent acquisitions in radio and outdoor, television stations and the Internet, this transaction helps us strengthen our diverse group of assets. Roger and Michael King have built King World into a dynamic company that will now serve as a terrific complement to our entire portfolio of properties, as we continue to build one of the premier media companies in the world."

           "This is a terrific day for CBS," said Leslie Moonves, President and Chief Executive Officer, CBS Television. "King World is a leader in developing, producing and distributing top-quality, long-running programming for television syndication, and `Oprah,' `Wheel of Fortune,' `Jeopardy' and `Hollywood Squares' are among the most successful first-run syndicated programs in history. King World, under the leadership of the King family, and Eyemark, under the leadership of Ed Wilson, now give us top-notch management teams in this fast-growing programming business."

           "We are thrilled to now be a part of the CBS family," commented Roger King, King World's Chairman and Co-Chief Executive Officer. Added Michael King, King World's Vice Chairman and Co-Chief Executive Officer, "It's exciting to be an integral part of the world's preeminent media company."

           Effective upon the close of business today, King World's common stock will cease to trade on the New York Stock Exchange and the company will operate as a wholly owned subsidiary of CBS Corporation.

           CBS Corporation is composed of CBS Television, Cable and a majority stake in Infinity Broadcasting Corporation, its radio and outdoor business. CBS Television is comprised of the CBS Television Network and 16 CBS owned television stations, eight of which are in the Top 10 markets. CBS Cable consists of two country networks and regional sports operations. Infinity Broadcasting Corporation operates 163 radio stations and TDI, the Company's outdoor business.

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Press Contacts:     Gil Schwartz        CBS Corporation     (212) 975-2121
                    Dana McClintock     CBS Corporation     (212) 975-1077
                    Randi Cone          King World          (212) 541-0212


















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